UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 7, 2009

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On July 7, 2009, we entered into the Master Marketing and Development Agreement (the “Marketing Agreement”), with Best Buy Stores, L.P., which amends and supplements that certain Vendor Agreement, as amended, dated as of March 3, 2002 (the “Vendor Agreement”), with Best Buy Purchasing, L.L.C. Pursuant to this Marketing Agreement, during the term, Best Buy has agreed to make a significant increased annual marketing commitment to promote and market TiVo DVRs in the Best Buy retail channel and in exchange TiVo has agreed to provide Best Buy with an on-going promotional presence on the TiVo service as well as continued revenue share payments based primarily on the number of TiVo service subscriptions acquired from Best Buy sales during the term of the Marketing Agreement.

Also as part of the Marketing Agreement, we have agreed to work together with Best Buy to investigate a number of development initiatives around integrating existing and future Best Buy digital services on the TiVo DVRs and the TiVo service. Additionally, we have agreed to investigate with Best Buy the development of an interactive television application for potential deployment on future broad-band enabled consumer electronics devices such as televisions and Blu-Ray recorders. The Marketing Agreement has an initial term of five (5) years, but may be terminated sooner by either party subject to certain conditions.

The foregoing description of the Marketing Agreement is qualified in its entirety by reference to the provisions of the Marketing Agreement that will be filed as an exhibit with the Company’s Form 10-Q for the fiscal quarter ended July 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: July 9, 2008	By:	/s/ Anna Brunelle
Anna Brunelle
Chief Financial Officer
(Principal Accounting Officer)